                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant : [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement              [ ]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 PANAVISION INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   (1)  Title of each class of securities to which transaction applies:

   -----------------------------------------------------------------------------
   (2)  Aggregate number of securities to which transaction applies:

   -----------------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   -----------------------------------------------------------------------------
   (4)  Proposed maximum aggregate value of transaction:

   -----------------------------------------------------------------------------
   (5)  Total fee paid:

   -----------------------------------------------------------------------------
   [ ]  Fee paid previously with preliminary materials.

   -----------------------------------------------------------------------------
   [ ]  Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

   -----------------------------------------------------------------------------
   (1)  Amount Previously Paid:

   -----------------------------------------------------------------------------
   (2)  Form, Schedule or Registration Statement No.:

   -----------------------------------------------------------------------------
   (3)  Filing Party:

   -----------------------------------------------------------------------------
   (4)  Date Filed:

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


                                 PANAVISION INC.
                               6219 DE SOTO AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367
                                TEL: 818-316-1000


                                                  April 29, 2003


To Our Stockholders:

     You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Panavision Inc. to be held at the office of the Company, 6219 De Soto Avenue, Woodland Hills, California, on Tuesday, May 20, 2003, at 10:00 a.m. local time.

     The business of the meeting will be to elect directors for 2003 and to consider and vote upon performance-based executive incentive compensation arrangements. Information on these matters can be found in the accompanying Proxy Statement.

     While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope as soon as conveniently possible.


                                          Sincerely,


                                          Ronald O. Perelman
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer

                                 PANAVISION INC.
                               6219 DE SOTO AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367
                                TEL: 818-316-1000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Panavision Inc.:

     Notice is hereby given that the 2003 Annual Meeting of Stockholders of Panavision Inc., a Delaware corporation (the "Company"), will be held on the 20th day of May 2003 at 10:00 a.m., local time, at the office of the Company, 6219 De Soto Avenue, Woodland Hills, California, for the following purposes:

     1. To elect the nominees for the Board of Directors of the Company to serve until the next annual meeting and until such directors' successors are duly elected and shall have qualified.

     2. To approve adoption of the Company's Executive Incentive Compensation Plan.

     3. To approve incentive compensation arrangements for the Company's President and Chief Operating Officer.

     4. To approve incentive compensation arrangements for the Company's Chief Financial Officer.

     5. To approve incentive compensation arrangements for the Company's General Counsel.

     6. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

     A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 24, 2003 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 6219 De Soto Avenue, Woodland Hills, California 91367, at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

     To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since proxies may be revoked at any time, any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.


                                              By Order of the Board of Directors


                                              PANAVISION INC.



April 29, 2003

                 PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
                  PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
                   THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
                         IN ACCORDANCE WITH YOUR WISHES.

                                 PANAVISION INC.

                       -----------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 20, 2003

                       -----------------------------------

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Panavision Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 2003 Annual Meeting of Stockholders to be held on the 20th day of May 2003 at 10:00 a.m., local time, at office of the Company, 6219 De Soto Avenue, Woodland Hills, California, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about April 29, 2003.

     At the Annual Meeting, the Company's stockholders will be asked: (1) to elect the nominees for the Board of Directors of the Company until the Company's next annual meeting and until such directors' successors are duly elected and shall have qualified: Ronald O. Perelman, Robert L. Beitcher, Howard Gittis, Edward Grebow, Ed Gregory Hookstratten, James R. Maher, Martin D. Payson, Patrick Whittingham, Robert S. Wiesenthal and Kenneth Ziffren, (2) to approve adoption of the Company's Executive Incentive Compensation Plan, (3) to approve incentive compensation arrangements for the Company's President and Chief Operating Officer, (4) to approve incentive compensation arrangements for the Company's Chief Financial Officer (5) to approve incentive compensation arrangements for the Company's General Counsel and (6) to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

     The principal executive offices of the Company are located at 6219 De Soto Avenue, Woodland Hills, California 91367 and the telephone number is 818-316-1000.

SOLICITATION AND VOTING OF PROXIES; REVOCATION

     All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election of the nominees for the Board of Directors of the Company identified in this Proxy Statement, FOR adoption of the Company's Executive Incentive Compensation Plan, FOR incentive compensation arrangements for the Company's President and Chief Operating Officer, FOR incentive compensation arrangements for the Company's Chief Financial Officer and FOR incentive compensation arrangements for the Company's General Counsel. The submission of a signed proxy will not affect a stockholder's right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 6219 De Soto Avenue, Woodland Hills, California 91367, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

     The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

RECORD DATE; OUTSTANDING SHARES; VOTING AT THE ANNUAL MEETING

     Only holders of record of the Company's voting stock (the "Voting Stock"), at the close of business on March 24, 2003 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 10,151,609 shares of Voting Stock consisting of 8,769,919 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), each of which is entitled to one vote and 1,381,690 shares of the Company's Series A Non-Cumulative Perpetual Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Voting Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Any stockholder present (including broker non-votes) at the Annual Meeting but who abstains from voting shall be counted for purposes of determining whether a quorum exists. With respect to all matters considered at the Annual Meeting (other than the election of directors), an abstention (or broker non-vote) has the same effect as a vote against the proposal. Abstentions from voting on the election of directors (including broker non-votes) will have no effect on the outcome of the vote.

     The affirmative vote of a plurality of the votes cast is required to elect the nominees for the Board of Directors of the Company.

     PX Holding Corporation ("PX Holding"), which beneficially owns 7,320,225 shares of the outstanding Common Stock and 1,381,690 shares of the outstanding Series A Preferred Stock, which in the aggregate is approximately 85.72% of the outstanding Voting Stock as of the Record Date, has informed the Company of its intention to vote its shares of Voting Stock FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement, FOR adoption of the Company's Executive Incentive Compensation Plan, FOR incentive compensation arrangements for the Company's President and Chief Operating Officer, FOR incentive compensation arrangements for the Company's Chief Financial Officer and FOR incentive compensation arrangements for the Company's General Counsel. Accordingly, the affirmative vote of PX Holding is sufficient, without the concurring vote of any other stockholder of the Company, to constitute a quorum, elect the director nominees and approve the other proposals being voted upon. PX Holding is wholly owned by Mafco Holdings Inc. ("Mafco Holdings"), the sole stockholder of which is Ronald O. Perelman, Chairman of the Board of Directors of the Company.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The individuals identified below as nominees will be elected at the Annual Meeting to serve until the next succeeding Annual Meeting of stockholders and until their successors are duly elected and shall have qualified. All of the nominees listed herein, except for Messrs. Gittis, Hookstratten and Beitcher, are currently members of the Board of Directors and, except as herein stated, the proxies solicited hereby will be voted FOR the election of the nominees listed herein. All nominees, if elected, are expected to serve until the next succeeding Annual Meeting. Directors of the Company will be elected by a plurality vote of the outstanding shares of Voting Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the vote, abstentions from voting on the election of directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

     The Board of Directors has been informed that the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.

DIRECTORS OF THE COMPANY

     The name, age (as of March 31, 2003), principal occupation, selected biographical information and period of service as a director of the Company of each director and director nominee is set forth hereafter.

     RONALD O. PERELMAN (60) has been Chief Executive Officer since April 2003, Chairman of the Board of Directors and a director of the Company since 1998 and has been Chairman of the Board of Directors and Chief Executive Officer of Mafco Holdings and MacAndrews & Forbes Holdings Inc. (together with Mafco Holdings, "MacAndrews & Forbes"), which are diversified holding companies, and various affiliates since 1980. Mr. Perelman also is Chairman of the Executive Committee of the Board of M & F Worldwide Corp. ("M & F Worldwide") and Chairman of the Board of Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"): M & F Worldwide, Revlon Products, Revlon, and REV Holdings LLC.

     ROBERT L. BEITCHER (48) has been President and Chief Operating Officer of the Company since April 2003. Mr. Beitcher was President-Technicolor Creative Services of Technicolor, Inc. from 2000 until April 2003 and the President and Chief Executive Officer of Consolidated Film Industries, a leading film lab business, from 1997 until 2000. Prior to 1997, Mr. Beitcher was a consultant and independent producer for five years, a managing director at Jim Henson Productions for three years and held several positions at Lucasfilm Ltd. for four years.

     HOWARD GITTIS (69) has served as Vice Chairman of the Company since April 2003 and Chairman of the Board, President and Chief Executive Officer of M & F Worldwide Corp. since 2000. Mr. Gittis has been Vice Chairman of MacAndrews & Forbes and various affiliates since 1985. Mr. Gittis also is a director of the following corporations which file reports pursuant to the Exchange Act: Jones Apparel Group, Inc., Loral Space & Communications Ltd., Revlon Products, Revlon and REV Holdings LLC.

     EDWARD GREBOW (53) has been a director of the Company since 2000. Mr. Grebow has been President of Metropolitan Television Alliance since July 2002. Mr. Grebow was Deputy President of Sony Electronics Inc. from April 2000 until 2002 and President of Sony's Broadcast and Professional Company since July 1999. Prior to joining Sony Electronics Inc., Mr. Grebow was President and Chief Executive Officer of Chyron Corporation, a leading manufacturer of broadcast graphics, routing and automation systems. Prior to 1997, Mr. Grebow was President of TELE-TV Systems (a new media joint venture of Bell Atlantic, Pacific Telesis Group and Nynex)) for two years, an Executive Vice President of CBS Inc. (broadcasting) for seven years and held various management positions at Morgan Guaranty Trust Company and The Bowery Savings Bank for more than 15 years.

     ED GREGORY HOOKSTRATTEN (70) has been engaged in private law practice, specializing in entertainment law as a partner in Hookstratten & Hookstratten for more than the past five years. Mr. Hookstratten also is a director of the following corporations which file reports pursuant to the Exchange Act: M & F Worldwide Corp.

     JAMES R. MAHER (53) has been a director of the Company since 1998. Mr. Maher has been a partner of Park Avenue Equity Management since 2001. Mr. Maher held executive positions with MacAndrews & Forbes and various affiliates from 1995 through 2000. He was Chairman of the Board of Laboratory Corporation of America Holdings ("Lab Corp"), a clinical laboratory company, from 1995 to 1996 and was President and Chief Executive Officer of National Health Laboratories Holdings Inc., a clinical laboratory company and a predecessor to Lab Corp, from 1992 to 1995. Mr. Maher was Vice Chairman of The First Boston Corporation, an investment bank, from 1990 to 1992 and a Managing Director of First Boston Corporation from 1982 to 1990.

     MARTIN D. PAYSON (67) has been a director of the Company since 1996. He was Vice Chairman and a director of Time Warner Inc., an entertainment company, from 1990 through 1992 when he retired. Prior to 1990, Mr. Payson was a member of the Office of the President and General Counsel of Warner Communications Inc. Mr. Payson also is a director of the following corporations which file reports pursuant to the Exchange Act: Classic Communications, Inc., Delta Financial Corp. and Information Holdings, Inc.

     PATRICK WHITTINGHAM (54) has been a director of the Company since 2002. Mr. Whittingham has been President of Sony Business Solutions and Systems Co. since 2002. He was Senior Vice President and Senior General Manager of the Sony System Solutions Division from 2001 and was Executive Vice President of Sony Canada from 1997 to 2001. Prior to joining Sony in 1975, Mr. Whittingham served six years with Canada's Royal Military College achieving the rank of Captain. Mr. Whittingham is a member of the Society of Motion Picture Television Engineers.

     ROBERT S. WIESENTHAL (36) has been a director of the Company since 2002. Mr. Wiesenthal has been Executive Vice President and Chief Financial Officer of Sony Corporation of America since 2000 and Executive Vice President and Chief Strategy Officer of Sony Broadband Entertainment since 2000. Prior to joining Sony, Mr. Wiesenthal was Managing Director at Credit Suisse First Boston from 1999 to 2000, a member of its Media Group from 1993 to 1999 and a member of its Mergers and Acquisition group from 1986 to 1993.

     KENNETH ZIFFREN (62) has been Co-Chairman of the Board of Directors since April 2003, a director of the Company since 1998 and has been a partner in the law firm of Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie & Stiffelman LLP since 1979. Mr. Ziffren is a director of the following corporation which files reports pursuant to the Exchange Act: City National Corp.

BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"); it does not have a Nominating Committee.

     The Executive Committee consists of Mr. Perelman and Donald G. Drapkin. The Executive Committee may exercise all of the powers and authority of the Board of Directors, except as otherwise provided under the Delaware General Corporation Law and except that it may not authorize transactions with affiliates of the Company. It is anticipated that after the Annual Meeting the Executive Committee will consist of Messrs. Perelman, Gittis and Ziffren. The Audit Committee, which during fiscal year 2002 consisted of Philip E. Beekman and Messrs. Payson and Ziffren, engages the Company's independent auditors, approves the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls, reviews changes in accounting policy and approves the nature, scope and amount of non-audit services which may be performed by the Company's independent auditors. It is anticipated that after the Annual Meeting the Audit Committee will consist of Messrs. Hookstratten, Maher and Payson. The Compensation Committee, which during fiscal year 2002 consisted of Messrs. Drapkin, Payson and Ziffren, makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Compensation Committee considers and grants awards of options to purchase shares of Common Stock pursuant to the Company's stock option plans as from time to time in effect, approves participation in the Executive Incentive Compensation Plan and approves equity participation payments as described in Proposal 3, Proposal 4 and Proposal 5 herein. It is anticipated that after the Annual Meeting the Compensation Committee will consist of Messrs. Gittis, Hookstratten and Payson.

     During 2002, the Board of Directors held 12 meetings, the Audit Committee held nine meetings and the Compensation Committee held two meetings. During 2002, the Executive Committee acted four times by unanimous written consent in connection with certain administrative matters.

COMPENSATION OF DIRECTORS

     Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $35,000 retainer fee, payable in quarterly installments, plus reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend. The new retainer fee, effective April 1, 2003, represents an increase of $15,000 from the prior retainer fee, reflecting the increased requirements of the Board of Directors.

     Effective April 1, 2003, in recognition of the increased requirements of the Audit Committee, members of the Audit Committee are paid an annual Audit Committee retainer fee of $10,000 per annum, in addition to any annual retainer fee for board members, and a per meeting fee of $1,500.

     Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie & Stiffelman LLP ("ZBBFG-L&S") entered into a loan out service agreement with the Company on April 10, 2003, which provides that ZBBFG-L&S will provide the services of Mr. Ziffren to the Company as Co-Chairman of the Board of Directors for a stated term commencing March 26, 2003 and ending March 25, 2006. The agreement provides for a base payment of $250,000 per year for such services. The agreement also provides for an annual incentive payment in an amount not less 100% of the base payment, if the Company achieves its EBITDA target for such year, pro-rated for any partial year of service. In addition to the annual incentive compensation described above, ZBBFG-L&S will receive a cash payment (the "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to the loan out service agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one percent (1.0%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and
(iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year.

EXECUTIVE OFFICERS

     The following table sets forth as of the date hereof the executive officers of the Company.

     NAME                             POSITION
     ----                             --------

     Ronald O. Perelman     Chief Executive Officer
     Robert L. Beitcher     President and Chief Operating Officer
     Howard Gittis          Vice Chairman
     Eric W. Golden         Executive Vice President and General Counsel
     Bobby G. Jenkins       Executive Vice President and Chief Financial Officer

     For biographical information about Ronald O. Perelman, Robert L. Beitcher and Howard Gittis, see "Directors of the Company."

     ERIC W. GOLDEN has been Executive Vice President and General Counsel of the Company since 2002. Mr. Golden was Senior Vice President and General Counsel of the Washington Redskins from May of 2002 to August of 2002. Mr. Golden was Vice President and Special Counsel to the Chairman of MacAndrews & Forbes and various affiliates from 2000 to May of 2002 and was corporate counsel from 1998 to 2000.

     BOBBY G. JENKINS has been Executive Vice President and Chief Financial Officer of the Company since 2002. Mr. Jenkins was Executive Vice President and Chief Financial Officer of Sunbeam Corporation from 1998 to 2002. On February 6, 2001, Sunbeam Corporation filed for protection under Chapter 11 of the United States Bankruptcy Code. Prior to joining Sunbeam, Mr. Jenkins was Vice President and Chief Financial Officer of the Outdoor Recreation division of The Coleman Company from 1997 to 1998, Executive Vice President and Chief Financial Officer of Marvel Entertainment Group, Inc. from 1993 to 1997, Assistant Vice President of Finance at Turner Broadcasting System, Inc. from 1992 to 1993, and in varying roles at PriceWaterhouseCoopers from 1985 through 1992, last serving as senior audit manager.

EXECUTIVE COMPENSATION

     The compensation paid by the Company for services during each of the three years ended December 31, 2000, 2001 and 2002 to its Chief Executive Officer and each of the Company's other most highly compensated executive officers was as follows:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-
                                                                                          TERM
                                                                                      COMPENSATION
                                                             ANNUAL COMPENSATION         AWARDS
                                       -----------------------------------------------------------------------------
                                                                                        Number of
                                                                                       Securities
                                                                                       Underlying         All
                                                                            Other       Options/         Other
Name and                                                                   Annual         SARs          Compen-
Principal Position               Year    Salary ($)(a)    Bonus ($)(b)  Compensation       (#)       sation ($)(c)
------------------               ----    -------------    ------------  -------------      ---       -------------
Ronald O. Perelman               2002          -                -             -             -              -
Chief Executive Officer (d)      2001          -                -             -             -              -
                                 2000          -                -             -             -              -

Robert L. Beitcher               2002          -                -             -             -              -
President and Chief Operating    2001          -                -             -             -              -
Officer (e)                      2000          -                -             -             -              -

John S. Farrand , former         2002      1,000,000            0             0             0           86,653
President and Chief Executive    2001      1,000,000            0             0             0           149,738
Officer (f)                      2000       900,000          810,600          0          100,000        33,984

Howard Gittis                    2002          -                -             -             -              -
Vice Chairman (g)                2001          -                -             -             -              -
                                 2000          -                -             -             -              -

Eric W. Golden                   2002        81,731          25,000           0             0           13,980
Executive Vice President and     2001          -                -             -             -              -
General Counsel (h)              2000  -                  -                   -             -              -

Bobby G. Jenkins                 2002        73,077             0             0             0             688
Executive Vice President and     2001          -                -             -             -              -
Chief Financial Officer (i)      2000          -                -             -             -              -

Scott L. Seybold                 2002       350,000             0             0             0           45,064
Executive Vice President (j)     2001       279,400             0             0             0           40,064
                                 2000       243,058          213,900          0          30,000         31,911

----------------------

(a)  Includes salary paid or accrued during year indicated.

(b)  Includes bonus accrued during the applicable year.

(c) The amounts reported consists of matching 401(k) contributions, life insurance premiums, proceeds from a vacation buyback program and premiums and reimbursements under the Company's health insurance program.

(d) Mr. Perelman became Chief Executive Officer of the Company on April 7, 2003. Accordingly, no prior period compensation is reported for him.

(e) Mr. Beitcher became President and Chief Operating Officer of the Company on April 7, 2003. Accordingly, no prior period compensation is reported for him.

(f) Mr. Farrand ceased to be President and Chief Executive Officer of the Company on January 8, 2003.


(g) Howard Gittis became Vice Chairman of the Company on April 1, 2003. Accordingly, no prior period compensation is reported for him.


(h) Mr. Golden's employment with the Company commenced on September 1, 2002. Accordingly, no compensation is reported for him for 2001 or 2000.


(i) Mr. Jenkins' employment with the Company commenced on November 4, 2002. Accordingly, no compensation is reported for him for 2001 or 2000.

(j) Mr. Seybold ceased to be Executive Vice President of the Company on March 31, 2003.

STOCK OPTION TRANSACTIONS IN 2002

     There were no stock options granted in 2002 to executive officers named in the Summary Compensation Table.

AGGREGATED OPTION/SAR EXERCISES IN 2002 AND YEAR END 2002 OPTION/SAR VALUES

         The following table shows, for 2002, the number of stock options exercised and the 2002 year-end value of unexercised stock options held by the executive officers named in the Summary Compensation Table:

                                                                            Number of Shares
                                                                               Underlying           Value of Unexercised
                                                                               Unexercised              In-the-Money
                                                                             Options/SARs at        Options/SARs at Year
                                  Shares Acquired           Value               Year End                    End
       Name                       on Exercise (#)       Realized ($)   Exercisable/Unexercisable   Exercisable/Unexercisable
       ----                       ---------------       ------------   -------------------------   -------------------------
 Ronald O. Perelman                      0                   0                  200,000/0                   0/0
 Robert L. Beitcher                      0                   0                      0                        0
 John S. Farrand                         0                   0                  300,000/0                   0/0
 Howard Gittis                           0                   0                      0                        0
 Eric W. Golden                          0                   0                      0                        0
 Bobby G. Jenkins                        0                   0                      0                        0
 Scott L. Seybold                        0                   0                 50,000/0                     0/0

EQUITY COMPENSATION AT YEAR END 2002

     The following table shows, at December 31, 2002, the number of shares of Common Stock to be issued upon exercise of outstanding stock options, warrants and rights; the weighted average exercise price; and the number of shares of Common Stock remaining available for future issuance under the Company's stock option plans.

----------------------------------------------------------------------------------------------------------------------
                                            (a)                          (b)                          (c)
----------------------------------------------------------------------------------------------------------------------
Plan category                   Number of securities to be    Weighted-average exercise      Number of securities
                                  issued upon exercise of       price of outstanding        remaining available for
                                   outstanding options,         options, warrants and        future issuance under
                                    warrants and rights                rights              equity compensation plans
                                                                                             (excluding securities
                                                                                           reflected in column (a))
----------------------------------------------------------------------------------------------------------------------
Equity compensation plans                1,292,000                      $9.75                       208,000
approved by security holders
----------------------------------------------------------------------------------------------------------------------
Equity  compensation plans not              -0-                          -0-                          -0-
approved by security holders
----------------------------------------------------------------------------------------------------------------------
Total                                    1,292,000                      $9.75                       208,000
----------------------------------------------------------------------------------------------------------------------

                            REPORT OF AUDIT COMMITTEE

     During fiscal year 2002, the Audit Committee was comprised of three of the Company's directors -- Messrs. Beekman, Payson and Ziffren -- who were "independent" as such term is defined in the relevant portion of the listing standards of the New York Stock Exchange. Pursuant to a written charter for the Committee adopted by the Board of Directors, the overall responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. The Committee has the responsibility to evaluate the independent auditors, engage them and, if appropriate, engage their replacement. The Committee must discuss with the auditors the scope and plan for the audit; when appropriate, approve the plan for the audit; and discuss with both the auditors and management the adequacy and effectiveness of the Company's financial and accounting controls. The Committee also reviews with both management and the auditors the Company's quarterly and annual financial statements; it passes upon the quality, not just the acceptability, of accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements. The Committee also approves the nature, scope and amount of non-audit services which may be performed by the Company's independent auditors.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Committee discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Independence Standards Board was created jointly by the Securities and Exchange Commission (the "SEC") and the American Institute of Certified Public Accountants as the standards-setting body to provide leadership in improving independence requirements for auditors from their audit clients.

     The Committee discussed with the Company's independent auditors the overall scope and plans for their audit of the Company's financial statements and it approved the audit plan. It met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Committee considered whether any non-audit services provided to the Company by Ernst & Young LLP were compatible with maintaining the auditors' independence from management and the Company. The Committee approved the non-audit services expected to be provided to the Company in 2003 by Ernst & Young LLP.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended 2002 for filing with the SEC.


                                                   The Audit Committee


                                                   Martin D. Payson, Chairman
                                                   Philip E. Beekman*
                                                   Kenneth Ziffren


* Mr. Beekman was a member of the Audit Committee through March 26, 2003. As a member of the Audit Committee, Mr. Beekman reviewed and approved the Report of the Audit Committee.

                     COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     During fiscal year 2002, the Compensation Committee was comprised of Messrs. Drapkin, Payson and Ziffren. The Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the other most highly compensated executive officers.

     COMPENSATION PHILOSOPHY. The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program seeks to assure the Board of Directors and stockholders that (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements.

     The Company's executive compensation program consists of two key elements:
(1) an annual compensation component composed of base salary and bonus, and (2) a long-term compensation component composed of equity-based awards pursuant to the Company's stock option plans as from time to time in effect, or, with respect to Messrs. Beitcher, Golden and Jenkins, equity participation payments as described in Proposal 3, Proposal 4 and Proposal 5, respectively.

     ANNUAL COMPENSATION. Base salaries are determined by considering the responsibilities associated with the position being evaluated and the individual's overall level of experience. Annual salary adjustments will be determined by giving consideration to the Company's performance and, beginning in 2004, the individual's contribution to that performance.

     Bonuses are paid pursuant to the Executive Incentive Compensation Plan, in which the Chief Executive Officer and other employees selected by the Compensation Committee are eligible to participate. The plan allows participants to earn bonuses up to a stated percentage of their base salary. The bonuses are paid based on the Company's achievement of operating results, and may also be based, in part, on achievement of individual goals established for the participant.

     LONG-TERM COMPENSATION. In order to align stockholder and executive officer interests, the long-term component of the Company's executive compensation program utilizes (x) equity-based awards whose value is directly related to the value of the Common Stock and (y) Equity Participation Payments, whose value is related to the growth in the Company's equity. These equity-based awards are granted by the Compensation Committee pursuant to the Company's stock option plans as from time to time in effect. Individuals to whom equity-based awards are to be granted and the amount of Common Stock related to equity-based awards are determined solely at the discretion of the Compensation Committee. Because individual equity-based award levels are based on a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine such awards for any executive. Equity Participation Payments are approved by the Compensation Committee as part of the employment agreements of certain executives. Individuals to whom Equity Participation Payments are granted and the formulas used to determine the Equity Participation Payments are approved by the Compensation Committee. The terms of the Equity Participation Payment payable in connection with the Loan Out Services Agreement with Brittenham, Branca, Fischer, Gilbert-Lurie & Stiffelman LLP, described in "Compensation of Directors", were approved by the Compensation Committee with Mr. Ziffren abstaining.

     CHIEF EXECUTIVE OFFICER COMPENSATION. The compensation of the former Chief Executive Officer determined by the Compensation Committee was subject to the terms of Mr. Farrand's employment agreement. Mr. Perelman has served as Chief Executive Officer of the Company since April 7, 2003. Mr. Perelman receives no compensation, directly or indirectly, from the Company.

     TAX DEDUCTIBILITY OF EXECUTIVE Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the tax deductibility of compensation in excess of $1 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m). The Company's general policy is to structure its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. All compensation realized on the exercise of stock options granted pursuant to the Company's stock option plans as from time to time in effect is intended to be exempt from the application of Section 162(m). While the Company currently intends to pursue a strategy of maximizing deductibility of senior management compensation, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and its stockholders, which may be based on considerations in addition to Section 162(m).


                                     The Compensation and Stock Option Committee


                                     Donald G. Drapkin, Chairman
                                     Martin D. Payson
                                     Kenneth Ziffren

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2002, the Compensation Committee consisted of Messrs. Drapkin, Payson and Ziffren, none of whom was an officer or employee of the Company or any of its subsidiaries.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

     Mr. Beitcher has an employment agreement with the Company which provides for his employment as President and Chief Operating Officer for a stated term commencing April 7, 2003 and ending December 31, 2005. The Company may give notice of non-renewal at any time on or after December 31, 2004 and the term of employment will end 24 months after the last day of the month in which such notice is given. The agreement provides for base salaries of $850,000 in 2003, $900,000 in 2004 and $950,000 in 2005. The agreement also provides for participation by Mr. Beitcher in the Executive Incentive Compensation Plan and further provides that, for years commencing with 2003, if the Company achieves its EBITDA budget for such year, Mr. Beitcher will receive a target bonus of 75% of base salary, pro-rated for any partial year of service. In addition to the annual incentive compensation described above, Mr. Beitcher will receive a cash payment (the "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to his employment agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to two and one half percent (2.5%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year. In the event of Mr. Beitcher's termination of his employment agreement by the Company as a consequence of his being disabled and unable to perform his duties for more than six months, the agreement terminates except that Mr. Beitcher will continue to receive 60% of base salary for the balance of the term or 24 months, whichever is longer, and an Equity Participation Payment based upon growth in the Company's equity through the end of the fiscal year in which disability occurred. In the event of Mr. Beitcher's death, the agreement terminates except that Mr. Beitcher 's estate will continue to receive 60% of base salary for the balance of the term or 12 months, whichever is longer, and an Equity Participation Payment based upon growth in the Company's equity through the end of the fiscal year in which death occurred. If the Company terminates Mr. Beitcher's employment other than for disability or cause (as defined in the agreement) or if Mr. Beitcher quits as a consequence of a material breach of the agreement by the Company, for the balance of the term or 24 months, whichever is longer, Mr. Beitcher will continue to receive base salary, certain incentive compensation and fringe benefits. If the Company terminates Mr. Beitcher's employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Beitcher is to be paid through the date of termination only.

     Mr. Jenkins has an amended employment agreement with the Company which provides for his employment as Executive Vice President and Chief Financial Officer for a stated term commencing October 15, 2002 and ending December 31, 2005. The Company may give notice of non-renewal at any time on or after December 31, 2003 and the term of employment will end 24 months after the last day of the month in which such notice is given. The agreement provides for a base salary of not less than $475,000 per year. The agreement also provides for participation by Mr. Jenkins in the Executive Incentive Compensation Plan. In addition, Mr. Jenkins will receive a cash payment (the "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to his employment agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one percent (1%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year. The agreement also provides for reimbursement to Mr. Jenkins of the costs of relocating to the Woodland Hills vicinity and, upon termination of the agreement other than for cause or voluntary severance, reimbursement to Mr. Jenkins of the costs of relocating to another locale in the continental United States, including the loss, if any, on disposition of his Woodland Hills residence. In the event of Mr. Jenkins' death, or termination of his employment agreement by the Company as a consequence of his being disabled and unable to perform his duties for more than six months, the agreement terminates except that Mr. Jenkins' estate in the case of death or Mr. Jenkins in the case of disability will continue to receive 60% of base salary for the balance of the term or 24 months, whichever is longer. If the Company terminates Mr. Jenkins' employment other than for disability or cause (as defined in the agreement) or if Mr. Jenkins quits as a consequence of a material breach of the agreement by the Company, for the balance of the term or 24 months, whichever is longer, Mr. Jenkins will continue to receive base salary, incentive compensation prorated to the date of termination and fringe benefits, subject, however, to a duty on his part to mitigate damages by seeking other employment. If the Company terminates Mr. Jenkins' employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Jenkins is to be paid through the date of termination only.

     Mr. Golden has an amended employment agreement with the Company which provides for his employment as Executive Vice President and General Counsel for a stated term commencing September 1, 2002 and ending December 31, 2005. The Company may give notice of non-renewal at any time on or after August 31, 2003 and the term of employment will end 12 months after the last day of the month in which such notice is given. The agreement provides for a base salary of not less than $250,000 per year and aggregate bonuses for 2002 of $58,350. The agreement also provides for participation by Mr. Golden in the Executive Incentive Compensation Plan. In addition, Mr. Golden will receive a cash payment (the "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to his employment agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one half percent (0.5%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and
(iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year. The agreement also provides for reimbursement to Mr. Golden of the costs of relocating to the Woodland Hills vicinity, including the loss, if any, on the disposition of his prior residence. In the event of Mr. Golden's death, or termination of his employment agreement by the Company as a consequence of his being disabled and unable to perform his duties for more than six months, the agreement terminates except that Mr. Golden's estate in the case of death or Mr. Golden in the case of disability will continue to receive 60% of base salary for the balance of the term or 12 months, whichever is longer. If the Company terminates Mr. Golden's employment other than for disability or cause (as defined in the agreement) or if Mr. Golden quits as a consequence of a material breach of the agreement by the Company, for the balance of the term or 12 months, whichever is longer, Mr. Golden will continue to receive base salary, bonus and fringe benefits, subject, however, to a duty on his part to mitigate damages by seeking other employment. If the Company terminates Mr. Golden's employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Golden is to be paid through the date of termination only.

     On January 7, 2003, Mr. Farrand ceased his employment with the Company. Separation arrangements with Mr. Farrand have not yet been finalized.

     Mr. Seybold's employment with the Company terminated effective March 31, 2003, and subsequently Mr. Seybold and the Company entered into a release of liability and severance agreement dated April 3, 2003. Mr. Seybold's separation agreement provides, among other things, for (i) his release of the Company and its affiliates with respect to all claims and (ii) his continuing obligation to comply with covenants relating to confidentiality, non-disparagement, cooperation and non-competition. As consideration for the release, the Company agreed to pay to Mr. Seybold up to $525,000 over an eighteen month period, subject to reduction in the event Mr. Seybold receives compensation from any source.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and The New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file Forms 3, 4 or 5 for a specified fiscal year, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2002. In 2003, there was an inadvertent late filing of a Form 3 by Will T. Paice in connection with Mr. Paice's appointment to the Office of the President, which managed the daily affairs of the Company from January 2003 through April 2003. Mr. Paice has not engaged in any transaction in the Company's securities since October 1999.

COMMON STOCK PERFORMANCE

     The graph and table set forth below present a comparison of cumulative shareholder return from December 31, 1997 through December 31, 2002, assuming reinvestment of dividends by an investor who invested $100 on December 31, 1997 in each of (i) the Common Stock, (ii) the S&P 500 Composite Index (the "S&P 500 Index") and (iii) the Russell 2000 Index.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                     COMPANY COMMON STOCK, THE S&P 500 INDEX
                           AND THE RUSSELL 2000 INDEX


                               [GRAPHIC OMITTED]

Value of Initial $100 Investment   12/31/97  12/31/98   12/31/99  12/31/00   12/31/01  12/31/02
--------------------------------   --------  --------   --------  --------   --------  --------
Panavision Inc.                     $100.00  $ 47.94     $18.16   $ 10.65    $ 17.82    $15.50
S & P 500 Index                     $100.00  $128.58    $155.63   $141.46    $124.65    $97.10
Russell 2000 Index                  $100.00  $ 97.45    $118.17   $114.60    $117.45    $93.39

                    PROPOSAL 2 - ADOPTION OF PANAVISION INC.
                      EXECUTIVE INCENTIVE COMPENSATION PLAN

     The Board of Directors, subject to the approval of the Company's stockholders, has adopted the Executive Incentive Compensation Plan (the "EICP"). The EICP is intended to serve as a qualified performance-based compensation program under Section 162(m) of the Code.

     Section 162(m) limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the following individuals who are employed as of the end of the corporation's tax year: the chief executive officer and the four other executive officers named in the summary compensation table of the corporation's proxy statement ("Covered Employees"). Compensation that qualifies as "performance-based" compensation is, however, exempt from the $1 million deductibility limitation. In order for compensation granted pursuant to the EICP, as well as incentive compensation arrangements for the Company's President and Chief Operating Officer (Proposal
3), Chief Financial Officer (Proposal 4) and General Counsel (Proposal 5) to qualify for this exemption, among other things, the material terms under which the compensation is to be paid must be disclosed to and approved by stockholders in a separate vote prior to payment, and the compensation must be paid solely on account of the attainment of pre-established, objective performance goals.

     Stockholder approval of adoption of the EICP, as well as incentive compensation arrangements for the Company's President and Chief Operating Officer (Proposal 3), Chief Financial Officer (Proposal 4) and General Counsel (Proposal 5), is necessary to meet the requirements of Section 162(m) and to meet the Company's objectives of attracting, retaining and compensating key employees of the Company and its incorporated and unincorporated subsidiaries. The principal features of the EICP are described below. The principal features of the incentive compensation arrangements for the Company's President and Chief Operating Officer, Chief Financial Officer and General Counsel are described in Proposal 3, Proposal 4 and Proposal 5, respectively.

DESCRIPTION OF THE PRINCIPAL FEATURES OF THE INCENTIVE PLAN.

     Purpose. The purpose of the EICP is to attract, retain and motivate key employees of the Company and its incorporated and unincorporated subsidiaries who contribute materially to the management, growth and success of the business of the Company by their ability, creativity and diligence. An additional purpose of the EICP is to serve as a qualified performance-based compensation program under Section 162(m), in order to preserve the Company's tax deduction for compensation paid under the EICP to Covered Employees.

     Administration. The EICP is administered by the Compensation Committee, which consists solely of no fewer than the required number of "outside directors" within the meaning of Section 162(m). Other than with respect to Covered Employees, the Compensation Committee may delegate its authority to administer the ECIP to an Administrator.

     Eligibility. The ECIP provides that the following employees are eligible to participate in the EICP: Executives whose positions are classified as Vice President and above; managing directors and other key executives of the Company's operations outside of the United States; employees for whom participation in the EICP is included as a term of an employment agreement; and such other employees as the Committee or Administrator determines.

     Performance Goal Attainment Required for Award Payment. The EICP provides for the payment of awards to participants if, and (with respect to Covered Employees) only to the extent that, performance goals established by the Compensation Committee are met with respect to the appropriate applicable one year performance period.

     Performance Goals. The Compensation Committee is to establish performance goals expressed in terms of business objectives of the Company, which may include earnings before interest, taxes, depreciation and amortization minus capital expenditures for the Company or its subsidiaries or business units, or other measures. With respect to participants other than Covered Employees, performance goals may also include such objective or subjective performance goals as the Committee or Administrator may, from time to time, establish. Performance goals may include a threshold level of performance below which no award payment will be made and levels of performance at which specified percentages of the target award will be paid, and may also include a maximum level of performance above which no additional award will be paid. The performance measure or measures and the performance goals established by the Compensation Committee with respect thereto may be different with respect to different one year performance periods and different goals may be applicable to different participants, divisions or other operational segments.

     Awards. A participant's award with respect to each one year performance period will be paid in cash.

     Termination of Employment. Unless the Compensation Committee otherwise determines, a participant will receive an award under the EICP only if the participant is actively employed by the Company at the time such awards are to be paid.

     Limitation of Compensation Committee's Discretion. The amount of the award payable to a Covered Employee upon attainment of a performance goal cannot be increased by the Compensation Committee at its discretion and cannot exceed $2,000,000 with respect to any one year performance period.

     Compensation Committee Certification of Performance Goal Attainment. Before any awards for a particular one year performance period can be paid to Covered Employees, the Compensation Committee must certify that the performance goals and any other material terms were satisfied.

     Amendments to or Discontinuance of Executive Incentive Compensation Plan. The Board of Directors or the Compensation Committee may from time to time amend, suspend or discontinue the EICP; provided, however, that no amendment that requires stockholder approval in order for the Executive Incentive Compensation Plan to continue to comply with Section 162(m) will be effective unless it receives the requisite stockholder approval.

     Benefits under the Plan. Inasmuch as benefits under the EICP will be determined by the Compensation Committee and performance goal criteria may vary from year to year and from participant to participant, benefits to be paid under the EICP are not determinable at this time.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADOPTION OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN.

           PROPOSAL 3 - TO APPROVE INCENTIVE COMPENSATION ARRANGEMENTS
             FOR THE COMPANY'S PRESIDENT AND CHIEF OPERATING OFFICER

     As described elsewhere in this proxy statement, the Company has entered into an employment agreement with Mr. Beitcher pursuant to which, among other things, he can earn compensation above his base salary upon attainment of certain performance goals. The relevant portion of his agreement provides for participation by Mr. Beitcher in the Executive Incentive Compensation Plan and further provides that, for years commencing with 2003, if the Company achieves its EBITDA budget for such year, Mr. Beitcher will receive a target bonus of 75% of base salary, pro-rated for any partial year of service. In addition to the annual incentive compensation described above, Mr. Beitcher will receive a cash payment (the "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to his employment agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to two and one half percent (2.5%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year.

     Compensation earned pursuant to these provisions of Mr. Beitcher's employment agreement is intended to qualify as "performance based compensation" under Section 162(m) of the Code and is subject to approval by the stockholders of the Company. Such approval will require the affirmative vote of the majority of the votes cast, in person or represented by proxy, at the Annual Meeting. Under applicable Delaware law, abstentions from voting on the approval of this proposal (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PRESIDENT'S INCENTIVE COMPENSATION ARRANGEMENTS.

           PROPOSAL 4 - TO APPROVE INCENTIVE COMPENSATION ARRANGEMENTS
                    FOR THE COMPANY'S CHIEF FINANCIAL OFFICER

     As described elsewhere in this proxy statement, the Company has entered into an amended employment agreement with Mr. Jenkins pursuant to which, among other things, he can earn compensation above his base salary upon attainment of certain performance goals. The relevant portion of the agreement provides for participation by Mr. Jenkins in the Executive Incentive Compensation Plan. In addition, Mr. Jenkins will receive a cash payment (the "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to his employment agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one percent (1%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year.

     Compensation earned pursuant to these provisions of Mr. Jenkins' employment agreement is intended to qualify as "performance based compensation" under
Section 162(m) of the Code and is subject to approval by the stockholders of the Company. Such approval will require the affirmative vote of the majority of the votes cast, in person or represented by proxy, at the Annual Meeting. Under applicable Delaware law, abstentions from voting on the approval of this proposal (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE CHIEF FINANCIAL OFFICER'S INCENTIVE COMPENSATION ARRANGEMENTS.

           PROPOSAL 5 - TO APPROVE INCENTIVE COMPENSATION ARRANGEMENTS
                        FOR THE COMPANY'S GENERAL COUNSEL

     As described elsewhere in this proxy statement, the Company has entered into an amended employment agreement with Mr. Golden pursuant to which, among other things, he can earn compensation above his base salary upon attainment of certain performance goals. The relevant portion of the agreement provides for a cash payment (the "Equity Participation Payment") to be made within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to his employment agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one half percent (0.5%) of
(i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year.


     Compensation earned pursuant to these provisions of Mr. Golden's employment agreement is intended to qualify as "performance based compensation" under
Section 162(m) of the Code and is subject to approval by the stockholders of the Company. Such approval will require the affirmative vote of the majority of the votes cast, in person or represented by proxy, at the Annual Meeting. Under applicable Delaware law, abstentions from voting on the approval of this proposal (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE GENERAL COUNSEL'S INCENTIVE COMPENSATION ARRANGEMENTS.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has selected Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.

     Ernst & Young LLP representatives will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     AUDIT SERVICES. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company's 2002 financial statements and reviews of the financial statements included in the Company's Forms 10-Q for 2002 and 2001 were $823,000 and $689,000, respectively. Audit services include fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q and statutory audits required internationally.

     AUDIT RELATED SERVICES. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for audit-related services rendered in 2002 and 2001 to the Company were $80,500 and $30,000, respectively. Audit related services include employee benefit plan audits and reviews not required for the audit of the consolidated financial statements.

     TAX SERVICES. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for tax services rendered in 2002 and 2001 to the Company were $179,500 and $371,000, respectively. Tax services include tax planning and tax advice.

     ALL OTHER SERVICES. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for all other services rendered in 2002 and 2001 to the Company were $6,500 and $5,000, respectively. All other services include work related to the proxy statement disclosures.

     AUDITOR INDEPENDENCE. The Audit Committee considered whether any non-audit services provided to the Company by Ernst & Young LLP were compatible with maintaining the auditors' independence from management and the Company. It has been the policy of the Audit Committee to approve in advance the plan and a maximum allowable cost for the audit of the Company's financial statements. The Audit Committee has also adopted a policy of approving in advance for each calendar year a budget, submitted by management, for audit-related services, tax services and other services expected to be rendered during the year by the Company's auditors. Any expenditure in excess of the approval limits for approved services, and any engagement of the auditors to render services in addition to those previously approved, requires approval by the Audit Committee. The Audit Committee approved the audit plan and fees for the Company's 2002 financial statements and the non-audit services expected to be provided to the Company in 2003 by Ernst & Young LLP.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

     The following table sets forth as of March 31, 2003 the total number of shares of Common Stock and Preferred Stock beneficially owned, and the percent so owned, by each director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Preferred Stock, by the officers named in the summary compensation table and by all directors and officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock or Preferred Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                                       Amount and Nature of          Percent of
                                                     Beneficial Ownership (a)       Voting Stock
                                                     ------------------------       ------------
PX Holding Corporation                                       7,320,225(c)             72.11 %
35 East 62nd Street                                          1,381,690(b)(c)          13.61%
New York, NY  10021

Sony Corporation                                             1,428,600                13.15% (d)
Sony Electronics Inc.
  1 Sony Drive
  Park Ridge, NJ  07656

Philip E. Beekman                                                    0                 0
Robert L. Beitcher                                                   0                 0
Donald G. Drapkin                                                    0                 0
John S. Farrand                                                333,412                 3.19%
Howard Gittis                                                   95,500                 *
Eric W. Golden                                                       0                 0
Edward Grebow                                                   12,500                 *
Bobby G. Jenkins                                                     0                 0
James R. Maher                                                 200,000                 1.93%
Martin D. Payson                                                 5,000                 *
Ronald O. Perelman                                             200,000                 1.93%
Scott L. Seybold                                                50,000                 *
Patrick Whittingham                                                  0                 0
Robert S. Wiesenthal                                                 0                 0
Kenneth Ziffren                                                      0                 0
All directors and executive officers                         9,598,327                87.17%

as a group (15 persons)(e)

*    Less than 1%.

(a) Includes Common Stock, Series A Preferred Stock and warrants or options on Common Stock exercisable within 60 days. Of the shares of Common Stock shown for each individual listed, the following amounts represents options exercisable within 60 days: Mr. Perelman - 200,000, Mr. Farrand - 300,000, Mr. Maher - 200,000, Mr. Seybold - 50,000. Of the shares shown for the Sony entities, 714,300 are subject to issuance under a presently exercisable warrant.

(b)  Series A Preferred Stock.

(c) The shares so owned and shares of intermediate holding companies are or may from time to time be pledged to secure obligations of Mafco Holdings or its affiliates. PX Holding is a wholly-owned subsidiary of Mafco Holdings, 100% of the voting stock of which is beneficially owned by Mr. Perelman

(d)  Represents 16.29% of Common Stock outstanding.

(e)  Includes Mr. Perelman's beneficial ownership through PX Holding.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     PANAVISION DISPOSITION. In connection with the Settlement Agreement (defined below), on December 3, 2002 (the "Closing Date"), PX Holding, M & F Worldwide, and PVI Acquisition Corp. a Delaware corporation ("PVI Acquisition") and a wholly owned subsidiary of M & F Worldwide, entered into a letter agreement, pursuant to which PX Holding purchased 7,320,225 shares of Common Stock (the "Shares") from PVI Acquisition for an aggregate consideration consisting of (i) 1,500,000 shares of common stock, par value $0.01 per share, of M & F Worldwide ("M & F Worldwide Common Stock"), (ii) 6,182,153 shares of Series B Non-Cumulative Perpetual Participating Preferred Stock ("M & F Worldwide Series B Preferred Stock"), and (iii) $80,000,000 in cash. In addition, on the Closing Date, Mafco Holdings and M & F Worldwide entered into a letter agreement, pursuant to which Mafco Holdings delivered 666,677 shares of M & F Worldwide Series B Preferred Stock to M & F Worldwide in exchange for (i) 1,381,690 shares of Series A Preferred Stock and (ii) $976,250 in cash.

     In addition, the following agreements were also entered into in connection with the Settlement Agreement:

         (i) PX Holding and the Company entered into a registration rights agreement, dated as of the Closing Date, pursuant to which PX Holding will receive registration rights with respect to certain shares of (i) Common Stock (ii) Series A Preferred Stock, and (iii) Series B Cumulative Pay-In-Kind Preferred Stock, par value $.01 per share, of the Company (the "Series B Preferred Stock") held or to be held by PX Holding;

         (ii) Mafco Holdings and the Company entered into a letter agreement, dated as of the Closing Date, terminating the Registration Rights Agreement, dated as of June 27, 2002, by and between Mafco Holdings and the Company, pursuant to which Mafco Holdings had received registration rights with regard to certain shares of Series B Preferred Stock; and

         (iii) Mafco Holdings and M & F Worldwide entered into a letter agreement, dated as of the Closing Date, pursuant to which Mafco Holdings purchased from M & F Worldwide a $6,700,000 promissory note issued by the Company to M & F Worldwide, as the purchase price for the Company's acquisition of Las Palmas Productions Inc. ("Las Palmas").

     Upon the closing of the transactions described herein, Mafco Holdings contributed the 1,381,690 shares of Series A Preferred Stock and the 49,526 shares of Series B Preferred Stock to PX Holding.

     On July 26, 2002, M & F Worldwide entered into a settlement agreement (the "Settlement Agreement") pursuant to which the parties thereto agreed to settle and dismiss a consolidated derivative and class action, In re M & F Worldwide Corp. Shareholder Litigation (No. 18502), and a derivative action, Furtherfield Partners, et al. v. Ronald O. Perelman (No. 19203), relating to the acquisition by M & F Worldwide of the Shares from PX Holding.

     The Delaware Court of Chancery approved the Settlement Agreement on October 1, 2002 and entered a Final Order and Judgment in Civil Action No. 18502 on that date, and a Final Order and Judgment in Civil Action No.19203 on October 28, 2002. The terms of the Settlement Agreement required the parties thereto to undertake certain actions (as described above) within ten business days of Final Approval of the Settlement Agreement, as that term is defined therein. As no party to Civil Action Nos. 18502 and 19203 filed an appeal, Final Approval occurred on November 27, 2002.

     LAS PALMAS ACQUISITION. In July 2001, M & F Worldwide purchased all of the capital stock of Las Palmas, which operated EFILM, a provider of digital processing services to the motion picture and television industries. From that date through July 1, 2002, the Company operated EFILM pursuant to various agreements with Las Palmas. Pursuant to those agreements, Las Palmas (i) subleased the real estate used in the business to the Company, (ii) leased the property and equipment used in the business to the Company on a month-to-month basis, (iii) seconded all of Las Palmas' employees to the Company until July 2, 2008 or such later date mutually agreed upon, and (iv) granted to the Company until July 2, 2008 a worldwide, nonexclusive license to certain technology and intellectual property to be used solely in connection with servicing customers, which automatically renewed for successive one year terms unless prior written notice was provided by a party (collectively, the "EFILM Agreements"). In addition to monthly payments, the EFILM Agreements required that the Company pay M & F Worldwide a one-time cash payment equal to the greater of (a) 90% of the average annual EBITDA (as defined in the EFILM Agreements) of the EFILM business over a two-year Incentive Period (as defined in the EFILM Agreements) or (b) $1.5 million, such payment to occur no earlier than 2004 and no later than 2007. On July 2, 2002, the Company purchased the capital stock of Las Palmas from M & F Worldwide in exchange for a promissory note in the principal amount of $6.7 million plus interest at 10% per annum, payable on the earlier to occur of (a) September 30, 2005 or (b) a refinancing of the Company's bank credit facilities (the "Existing Credit Agreement"). The EFILM Agreements were terminated. In connection with its purchase of Las Palmas, the Company entered into an Instrument of Assignment and Assumption with M & F Worldwide, indemnifying M & F Worldwide with respect to liability, including deferred purchase price, to the former shareholders of Las Palmas in connection with their sale of Las Palmas to M & F Worldwide in 2001. The Company also assumed all liabilities and obligations of M & F Worldwide under the Non-competition Agreement dated July 2, 2001 by and among M & F Worldwide, the former shareholders of Las Palmas and Las Palmas.

     ASSIGNMENT OF 9-5/8% NOTES OPTION. On April 1, 2002, the Company entered into an agreement (the "9-5/8% Notes Option") with certain unaffiliated holders of the Company's 9-5/8% Senior Subordinated Discount Notes due 2006 (the "9-5/8% Notes") that gave the Company the option to acquire from these holders $78.4 million principal amount of 9-5/8% Notes at a price of $650 per $1,000 principal amount and obligated the Company to pay $70 per $1,000 principal amount as the price of the option. Pursuant to an Instrument of Assignment, Assumption and Release dated June 28, 2002, the Company assigned, and Mafco Holdings assumed, all of the Company's rights and obligations under the 9-5/8% Notes Option. No payment was made by Mafco Holdings or the Company to the other in connection with this transaction. On July 3, 2002, Mafco Holdings exercised the option and acquired the $78.4 million principal amount of 9-5/8% Notes.

     2002 9-5/8% NOTES ACQUISITION; SERIES B PREFERRED STOCK ISSUANCE. On June 28, 2002, the Company acquired from Mafco Holdings $37.7 million principal amount of the 9-5/8% Notes, which had approximately $1.8 million of accrued interest, and $10 million cash. In exchange, the Company issued to Mafco Holdings 49,526 shares of Series B Preferred Stock, which it contributed to the capital of PX Holding. The Series B Preferred Stock is non-voting; it has a liquidation preference of $49.5 million plus accrued and unpaid dividends; it entitles the holder to cumulative dividends at a rate of 10% per annum; and it may be redeemed by the Company at its option at any time for the liquidation preference plus accrued and unpaid dividends.

     9-5/8% NOTES INTEREST CONTRIBUTION. An amendment dated September 30, 2002 to the Existing Credit Agreement provides that it is an event of default if (i) by February 1, 2003, an affiliate of the Company fails to make a cash equity contribution to the Company in the amount of the interest due February 1, 2003 on 9-5/8% Notes held by affiliates of the Company on that date or (ii) by March 28, 2003, the Existing Credit Agreement is not refinanced or the debt of the Company reduced, in either case by an amount acceptable to the lenders under the Existing Credit Agreement, or an affiliate of the Company fails to make a cash equity contribution to the Company in the amount of the interest which was due on February 1, 2003 on 9-5/8% Notes held by non-affiliates of the Company on that date. On January 31, 2003, Mafco Holdings made the required cash equity contribution to the Company in the amount of the interest due February 1, 2003 on 9-5/8% Notes held by affiliates of the Company in exchange for 4,372 shares of Series B Preferred Stock.

     MAFCO LINE OF CREDIT. On February 3, 2003, Mafco Holdings agreed to extend to the Company a revolving line of credit in the amount of $4.0 million, maturing March 28, 2003, at the same rate as provided for in the revolving facility pursuant to the Company's Credit Agreement, dated June 4, 1998, among the Company, the several lenders named therein, Chase Securities Inc., as Advisor and Arranger, and The Chase Manhattan Bank, as Administrative Agent (the "Mafco Line"). On March 27, 2003, Mafco Holdings agreed to extend the Mafco Line until March 31, 2004.

     2003 9-5/8% NOTES ACQUISITION; SERIES C PREFERRED STOCK ISSUANCE. On March 27, 2003, the Company issued to PX Holding 102,220 shares of Series C Cumulative Pay-In-Kind Preferred Stock, par value $.01 per share, of the Company (the "Series C Preferred Stock"), in exchange for (x) $90,860,000 principal amount of 9-5/8% Senior Subordinated Discount Notes Due 2006 of the Company, on which there was approximately $1,360,376 of accrued and unpaid interest, and (y) $10,000,000 in cash, and (ii) the Company issued to PX Holding 57,424 shares of Series C Preferred Stock in exchange for 53,571 shares of Series B Preferred Stock, on which there was approximately $3,853,206 of accrued and unpaid dividends. The Series C Preferred Stock is non-voting; it has a liquidation preference of approximately $159.7 million plus accrued and unpaid dividends; and it entitles the holder to cumulative dividends at a rate of 10% per annum.

     REGISTRATION RIGHTS AGREEMENT. The Company and PX Holding are parties to a Registration Rights Agreement dated as of December 3, 2002 (the "Registration Rights Agreement") pursuant to which PX Holding and certain transferees of Common Stock, Series A Preferred Stock, Series B Preferred Stock and certain other shares of capital stock (collectively, "Registrable Shares") held by PX Holding (the "Holders") have the right to require the Company to register all or part of the Registrable

Shares owned by such Holders under the Securities Act of 1933 (a "Demand Registration"). The Company may postpone giving effect to a Demand Registration for up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. In addition, the Holders will have the right to participate in registrations by the Company of its equity securities (an "Incidental Registration") subject, however, to certain rights in favor of the Company to reduce, or eliminate entirely, the number of Registrable Shares the Holders may have registered in an Incidental Registration. The Company will pay all out-of-pocket expenses incurred in connection with a Demand Registration or an Incidental Registration, except for underwriting discounts, commissions and related expenses attributable to the Registrable Shares sold by such Holders.

     M & F WORLDWIDE TAX SHARING AGREEMENT. For the period from April 19, 2001 through December 31, 2001 and for the period from January 1, 2002 through December 3, 2002, the closing date of the Settlement Agreement, the Company, for federal income tax purposes, was included in the affiliated group of which M & F Worldwide is the common parent, and the Company's federal taxable income is included in such group's consolidated tax return filed by M & F Worldwide. The Company was also included in certain state and local tax returns of M & F Worldwide or its subsidiaries. As of April 19, 2001, the Company and M & F Worldwide entered into a tax sharing agreement (the "M & F Worldwide Tax Sharing Agreement"), pursuant to which M & F Worldwide agreed to indemnify the Company against federal, state or local income tax liabilities of the consolidated or combined group of which M & F Worldwide (or a subsidiary of M & F Worldwide other than the Company or its subsidiaries) is the common parent for taxable periods beginning after April 19, 2001 during which the Company or a subsidiary of the Company was a member of such group. Pursuant to the M & F Worldwide Tax Sharing Agreement, for all taxable periods beginning on or after April 19, 2001 and ending December 3, 2002, the Company was obligated to pay to M & F Worldwide amounts equal to the taxes that the Company would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to the Company), except that the Company was not entitled to carry back any losses to taxable periods ending prior to April 19, 2001. No payments were required under the M & F Worldwide Tax Sharing Agreement as the Company had sufficient net operating loss carryforwards to offset its taxable income. The M & F Worldwide Tax Sharing Agreement will continue in effect after December 3, 2002 only as to matters such as audit adjustments and indemnities.

     MAFCO HOLDINGS TAX SHARING AGREEMENT. For the period from February 1, 1999 through April 19, 2001, the Company, for federal income tax purposes, was included in the affiliated group of which Mafco Holdings is the common parent, and for such period the Company's federal taxable income and loss was included in such group's consolidated tax return filed by Mafco Holdings. As of February 1, 1999, the Company and certain of its subsidiaries and Mafco Holdings entered into a tax sharing agreement (the "Mafco Holdings Tax Sharing Agreement") containing terms and conditions substantially the same as those in the M & F Worldwide Tax Sharing Agreement. The Mafco Holdings Tax Sharing Agreement governed tax matters between the Company and Mafco Holdings for the period from February 1, 1999 through April 19, 2001 and continues in effect as to post Mafco Holdings consolidation matters such as audit adjustments and indemnities.

     LOAN OUT SERVICE AGREEMENT. Mr. Ziffren is currently a partner with the law firm of Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie & Stiffelman LLP ("ZBBFG-L&S"). ZBBFG-L&S entered into a loan out service agreement with the Company on April 10, 2003, which provides that ZBBFG-L&S will provide the services of Mr. Ziffren to the Company as Co-Chairman of the Board of Directors for a stated term commencing March 26, 2003 and ending March 25, 2006. The agreement provides for a base payment of $250,000 per year for such services. The agreement also provides for an annual incentive payment in an amount not less 100% of the base payment, if the Company achieves its EBITDA budget for such year, pro-rated for any partial year of service. In addition to the annual incentive compensation described above, ZBBFG-L&S will receive a cash payment (the "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to the loan out service agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one percent (1.0%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and
(iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year.

     DIRECTORS AND OFFICERS INSURANCE. Beginning in December 2002, the Company began participating in Mafco Holdings' directors and officers insurance program, which covers the Company as well as Mafco Holdings and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. The Company reimburses Mafco Holdings for its allocable portion of the premiums for such coverage, which the Company believes is at least as favorable as the premiums the Company could secure were it to secure stand-alone coverage. The Company participates in other insurance programs with Mafco Holdings and its affiliates which management believes are at least as favorable as arms-length terms.

                             ADDITIONAL INFORMATION

     The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367. Each such request must set forth a good faith representation that, as of the Record Date, March 24, 2003, the person making the request was a beneficial owner of Common Stock entitled to vote.

                              STOCKHOLDER PROPOSALS

     Under Rule 14a-8 of the SEC as currently in effect, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 2004 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such Common Stock through the date of the 2004 meeting) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting under Rule 14a-8 must be received by the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367, not later than November 30, 2003. In order for proposals of stockholders made outside of Rule 14a-8 to be considered "timely" within the meaning of rule 14a-4(c) such proposals must be received by the Secretary at the above address by March 17, 2004. The Company's By-Laws require that proposals of stockholders made outside of Rule 14a-8 must be submitted, in accordance with the requirements of the By-laws, not later than March 17, 2004 and not earlier than February 16, 2004.

                                 OTHER BUSINESS

         The Company knows of no other matters which may come before the annual meeting. However, if any such matters properly come before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.



April 29, 2003

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                                       PANAVISION INC.

                                 PANAVISION INC.
              PROXY - ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 2003
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned stockholder hereby appoints Eric W. Golden, Bobby G. Jenkins and Barry F. Schwartz, and each of them, as proxies for the undersigned each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this proxy, all of the shares of the common stock of Panavision Inc. (the "Company") that the undersigned may be entitled to vote at the annual meeting of stockholders to be held on May 20, 2003 and at any adjournment or postponement thereof.

     The undersigned stockholder hereby revokes any proxy heretofore given to vote at said meeting and any adjournment thereof. Receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying said Notice, and the Annual Report to Stockholders for the fiscal year ended December 31, 2002 hereby is acknowledged.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3, 4 AND 5 DESCRIBED ON THE REVERSE SIDE OF THIS PROXY. IF ANY FURTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, IT IS THE INTENTION OF THE PERSONS NAMED ABOVE TO VOTE SUCH PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW AND FOR PROPOSALS 2, 3, 4 AND 5.

Please mark your votes as indicated in this example.  [X]


1. ELECTION OF DIRECTORS


  FOR all nominees             WITHHOLD
    listed below              AUTHORITY
 (except as marked     to vote for all nominees
  to the contrary)           listed below

        [ ]                     [ ]

Instruction: To withhold authority to vote for any individual nominee, strike a line through the name(s) of the nominee(s) in the list below.

01 Ronald O. Perelman, 02 Robert L. Beitcher, 03 Howard Gittis,
04 Ed Gregory Hookstratten, 05 Edward Grebow, 06 James R. Maher,
07 Martin D. Payson, 08 Patrick Whittingham, 09 Robert S. Wiesenthal, 10 Kenneth Ziffren

                                                  FOR     AGAINST   ABSTAIN

2.   Proposal to approve adoption of the          [ ]       [ ]       [ ]
     Company's Executive Incentive
     Compensation Plan.

3.   Proposal to approve incentive                [ ]       [ ]       [ ]
     compensation arrangements for the
     Company's President and Chief
     Operating Officer.

4.   Proposal to approve incentive                [ ]       [ ]       [ ]
     compensation arrangements for the
     Company's Chief Financial Officer.

5.   Proposal to approve incentive                [ ]       [ ]       [ ]
     compensation arrangements for the
     Company's General Counsel.

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as the name or names appear on the proxy. When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation please sign in full corporate name by the President or another authorized officer. If a partnership, please sign in partnership name by authorized person.




SIGNATURE                               SIGNATURE
         -------------------------------         -------------------------------

DATED -------  , 2003



PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK INSIDE THE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES.


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            - FOLD AND DETACH HERE -


                                 [SEE OVER!]